SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Materials Pursuant to 240.14a-11(c) or 240.14a-12


                        THOMAS & BETTS CORPORATION
                (Name of Registrant as Specified in Its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2), or Item
    22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)   Title of each class of securities to which transaction applies:

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     (2)   Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)   Proposed maximum aggregate value of transaction:

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     (5)   Total fee paid:

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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)   Amount previously paid:
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     (2)   Form, Schedule or Registration Statement No.:
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     (3)   Filing Party:
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     (4)   Date Filed:
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

                              PRELIMINARY COPY

                                                                          [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 1, 1996

To the Shareholders of THOMAS & BETTS CORPORATION:

    The Annual Meeting of Shareholders of Thomas & Betts Corporation (the "Corporation") will be held at the Winegardner Auditorium, The Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee, on May 1, 1996, at 10 a.m. to:

    1.  Elect twelve directors;

    2. Consider and act upon a proposal to change the Corporation's state of incorporation from New Jersey to Tennessee by means of a merger of the Corporation into a wholly owned Tennessee subsidiary of the Corporation, as described in the accompanying Proxy Statement;

    3. Ratify the appointment of KPMG Peat Marwick LLP as independent public accountants; and

    4. Transact such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on March 8, 1996, will be entitled to receive notice of, and to vote at, the Annual Meeting of Shareholders or any adjournment thereof.

    Whether or not you expect to attend the meeting in person, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY to: Inspectors of Election, First Chicago Trust Company of New York, P.O. Box 8711, Edison, New Jersey 08818-9180.

                                              JANICE H. WAY, Corporate Secretary
1555 Lynnfield Road
Memphis, Tennessee 38119
March 21, 1996

                             YOUR VOTE IS IMPORTANT
                       PLEASE RETURN YOUR PROXY PROMPTLY

                              PRELIMINARY COPY

                           THOMAS & BETTS CORPORATION
                                PROXY STATEMENT
                                ---------------

                             SOLICITATION OF PROXY

    THE ENCLOSED PROXY IS BEING MAILED AND SOLICITED BEGINNING THE 21ST DAY OF MARCH, 1996, BY AND ON BEHALF OF THE BOARD OF DIRECTORS (THE "BOARD") OF THOMAS & BETTS CORPORATION (THE "CORPORATION") whose principal executive offices are at 1555 Lynnfield Road, Memphis, Tennessee 38119, for use in connection with the Annual Meeting of Shareholders to be held at 10 a.m. on May 1, 1996, at the Winegardner Auditorium, The Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee, and at any adjournment thereof (the "Annual Meeting"). The matters to be considered and acted upon at such Annual Meeting are referred to in the preceding Notice and are more fully discussed below. All shares represented by proxies which are returned properly signed will be voted as specified on the proxy card. If choices are not specified on the proxy card, the shares will be voted as recommended by the Board. The Bylaws of the Corporation require that the holders of a majority of the total number of shares entitled to vote be represented in person or by proxy in order for the business of the meeting to be transacted.

    The cost of soliciting proxies for the Annual Meeting will be borne by the Corporation. The Corporation has retained Hill and Knowlton, Inc., 466 Lexington Avenue, New York, N.Y. 10017, to distribute material to beneficial owners whose shares are held by brokers, banks, or other institutions, and to assist in soliciting proxies, for a fee estimated at $5,700 plus expenses. In addition, directors, officers and other employees may solicit proxies in person and by mail or telecommunication. The Corporation will also reimburse brokers, banks and others who are record holders of the Corporation's shares for reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

                              REVOCATION OF PROXY

    A proxy may be revoked by the shareholder by giving written notice of revocation to the Inspectors of Election, First Chicago Trust Company of New York, P.O. Box 8711, Edison, New Jersey 08818-9180, or by filing another proxy with the Inspectors of Election at any time prior to its exercise.

                            COMMON STOCK OUTSTANDING

    At the close of business on March 8, 1996, there were outstanding and
entitled to vote at the Annual Meeting          shares of the Corporation's
Common Stock, $.50 par value (the "Common Stock"). There were       treasury
shares which carry no voting rights. Holders of record of Common Stock at the close of business on March 8, 1996, will be entitled to one vote for each share held on all matters properly coming before the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table shows persons or groups who are known to the Corporation to be beneficial owners of more than 5% of the outstanding Common Stock as of December 31, 1995.

NAME AND ADDRESS                                 AMOUNT AND NATURE OF   PERCENT
OF BENEFICIAL OWNER                              BENEFICIAL OWNERSHIP   OF CLASS
-------------------                              --------------------   --------
Delaware Management Company, Inc. .............           (1)           %
  2005 Market Street
  Philadelphia, Pennsylvania 19103
FMR Corp. .....................................           (2)           %
  82 Devonshire Street
  Boston, Massachusetts 02109
Scudder, Stevens & Clark, Inc. ................           (3)           %
  2 International Place
  Boston, Massachusetts 02110
------------
(1) Information provided on Schedule 13G by Delaware Management Company, Inc. as of December 31, 1995, indicates that it has sole investment power as to all
            shares, sole voting power as to         shares, and shared voting
    power as to      ] shares; and that an additional     shares (  %) are
    beneficially owned by Delaware Investment Counselors, Inc., an affiliated investment adviser.

(2) Information provided on Schedule 13G by FMR Corp. as of December 31, 1995,
    indicates that it has sole investment power as to all         shares, sole
    voting power as to      shares, and no voting power as to any other shares.

(3) Information provided on Schedule 13G by Scudder, Stevens, & Clark, Inc. as of December 31, 1995, indicates that it has sole investment power as to all
        shares, sole voting power as to     shares, and shared voting power as
    to     shares.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table provides data on Common Stock beneficially owned as of February 9, 1996, by each director, director nominee, and each of the current or former executive officers (the "Named Executives") named in the Summary Compensation Table and by the directors, director nominees, and Named Executives as a group, as reported by each person. Unless otherwise stated, the beneficial owners exercise sole voting and investment power over their shares.

                                               AMOUNT AND NATURE OF     PERCENT
NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP(1)(2)  OF CLASS
------------------------                    --------------------------  --------
Ronald P. Babcock ............................      39,820                 *
T. Roy Burton ................................       7,901                 *
Raymond B. Carey, Jr .........................       3,400                 *
Ernest H. Drew ...............................         800(3)              *
T. Kevin Dunnigan ............................     115,206                 *
Uberto Gamaggio ..............................       7,512                 *
Jeananne K. Hauswald .........................         367                 *
Thomas W. Jones ..............................         500(3)(4)           *
Robert A. Kenkel .............................         400                 *
Kenneth R. Masterson .........................         125                 *
Clyde R. Moore ...............................      55,271                 *
J. David Parkinson ...........................      17,553(5)              *
Jean-Paul Richard ............................           0
Ian M. Ross ..................................         600(3)              *
Gary R. Stevenson ............................      14,975                 *
William H. Waltrip ...........................         500                 *
Directors, director nominees, Named
  Executives, and other executive officers
  as a group (21 including the above) ........     292,756                 1.45%


                                                   (Footnotes on following page)

(Footnotes for preceding page)
------------
 * Less than one percent of the outstanding Common Stock.

(1) Includes shares which may be acquired within 60 days of February 9, 1996, through the exercise of stock options, as follows: Mr. Babcock, 9,469; Mr. Burton, 4,099; Mr. Dunnigan, 68,166; Mr. Gamaggio, 2,772; Mr. Moore, 39,751; Mr. Stevenson, 9,259; and all directors, Named Executives, and executive officers as a group (11), 150,082.

(2) Includes shares of restricted stock with respect to which the holders have sole voting power but no investment power during the restricted period, as follows: Mr. Babcock, 2,884; Mr. Burton, 3,497; Mr. Carey, 400; Dr. Drew, 400; Mr. Dunnigan, 13,423; Mr. Gamaggio, 4,740; Ms. Hauswald, 242; Mr. Jones, 400; Mr. Kenkel, 200; Mr. Masterson, 125; Mr. Moore, 11,720; Mr. Parkinson, 400; Dr. Ross, 400; Mr. Stevenson, 4,407; Mr. Waltrip, 400; and all directors, Named Executives, and executive officers as a group (20), 53,989.

(3) Amounts do not include phantom stock shares credited to accounts in the Deferred Fee Plan for Nonemployee Directors of Thomas & Betts Corporation, described on page 7, as follows: Dr. Drew, 660; Mr. Jones, 1,356; Dr. Ross, 1,406.

(4) Includes 100 shares with respect to which Mr. Jones shares voting and investment power with his wife.

(5) Includes 968 shares with respect to which Mr. Parkinson shares voting and investment power with his wife. Does not include 5,001 shares owned by the wife of Mr. Parkinson with respect to which he disclaims beneficial ownership.

    On the basis of reports and representations submitted by the directors and executive officers of the Corporation, all Forms 3, 4 and 5 showing ownership of and changes in ownership of Common Stock were timely filed with the Securities and Exchange Commission as required by Section 16(a) of the Securities Exchange Act of 1934 except for late filings of reports by (i) Mr. Masterson of his ownership of Common Stock as of the day of his election as a director and (ii) Mr. Burton of one transaction in May 1995.

                                 ANNUAL REPORT

    The Corporation's Annual Report to Shareholders for the fiscal year ended December 31, 1995, containing consolidated financial statements reflecting the financial position of the Corporation as of December 31, 1995, and January 1, 1995, and the results of operations and changes in cash flows for each of the years in the three-year period ended December 31, 1995, has been mailed with this proxy material to all shareholders.

1. ELECTION OF DIRECTORS

    At the forthcoming Annual Meeting it is intended that 12 directors shall be elected, each to hold office for the term of one year and until a successor shall be elected and shall qualify. The nominees identified below will be proposed by the Board for the 12 directorships. Shares represented by proxies which are returned properly signed will be voted for the nominees unless the shareholder indicates on the proxy that authority to vote the shares is withheld for one or more or for all of the nominees listed. Directors are elected by a plurality of the votes cast. Any shares not voted, whether by withholding or broker non-vote, have no effect on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. Should a nominee become unable to serve as a director, the proxy will be voted for the election of a substitute nominee who shall be designated by the Board or, if no substitute nominee is named, the number of directorships will be reduced accordingly.

    Following is information on the principal occupation of each director nominee, positions and offices with the Corporation, and membership on other boards of directors.


              RAYMOND B. CAREY, JR., 69
              A DIRECTOR SINCE 1987

                        Formerly Chairman of the Board (1973 to 1989),
[PHOTO] Chief Executive Officer (1972 to 1988) and President (1971 to 1986) of ADT Security Systems, Inc. (electronic protection systems). He is a director of
                        C. R. Bard, Inc. and The Kroger Company.


              ERNEST H. DREW, 58
              A DIRECTOR SINCE 1989

                        Member of Board of Management (1995 to present) of Hoechst A.G.(chemicals, pharmaceuticals, fibers and plastics). Dr. Drew was Chairman (May 1994 to 1995),
[PHOTO] Chief Executive Officer (1988 to 1995), and President (1987 to May 1994) of Hoechst Celanese Corporation.
                        He is a director of Public Service Enterprise Group Incorporated.


              T. KEVIN DUNNIGAN, 58
              A DIRECTOR SINCE 1975

                        Chairman of the Board (1992 to present) and Chief Executive Officer (1985 to present) of the Corporation.
[PHOTO]                 Mr. Dunnigan was President of the Corporation
                        (1980 to 1994). He is a director of C. R. Bard, Inc., Elsag Bailey Process Automation N.V., and Lukens Inc.


              JEANANNE K. HAUSWALD, 51
              A DIRECTOR SINCE 1993

                        Vice President and Treasurer (1993 to present) and formerly Vice President-Human Resources (1990 to 1993)
[PHOTO] and Treasurer (1987 to 1990) of The Seagram Company Ltd. (beverages and entertainment/communications).

              THOMAS W. JONES, 46
              A DIRECTOR SINCE 1992

                        Vice Chairman (1995 to present), President and Chief Operating Officer (1993 to present) and formerly
[PHOTO] Executive Vice President and Chief Financial Officer (1989 to 1993) of Teachers Insurance and Annuity Association-- College Retirement Equities Fund (pension system for employees of colleges, universities, independent schools, and related organizations). Mr. Jones is a director and Deputy Chairman of the Federal Reserve Bank of New York and a trustee of Eastern Enterprises.


              ROBERT A. KENKEL, 61
              A DIRECTOR SINCE 1994

                        Business consultant (1990 to present). Mr. Kenkel was Chairman of the Board, Chief Executive Officer and Chief Operating Officer (1988 to 1990) of The Pullman Co. (automotive, aerospace and industrial components and
[PHOTO] products). He held chief operating officer positions (1985 to 1990) in various other companies within the Forstmann-Little group (electrical, aerospace, automotive, industrial and consumer products), including FL Industries, Inc. which was acquired by the Corporation in 1992.


              KENNETH R. MASTERSON, 52
              A DIRECTOR SINCE 1995

                        Executive Vice President (February 1996 to present), General Counsel (1981 to present) and Secretary (1993 to present) of Federal Express Corporation (worldwide
[PHOTO] express delivery services). Mr. Masterson was Senior Vice President of Federal Express Corporation
                        (1981 to 1996).

              CLYDE R. MOORE, 42
              A DIRECTOR SINCE 1993

                        President and Chief Operating Officer of the Corporation (1994 to present). Mr. Moore was President-Electrical Division (1992 to 1994) of the Corporation; President
[PHOTO] and Chief Operating Officer (1990 to 1992) of FL Industries, Inc. (electrical components) and President of its American Electric Division (1985 to 1992) prior to its acquisition by the Corporation. He is a member of the advisory board of American Manufacturing Corporation.

              J. DAVID PARKINSON, 66
              A DIRECTOR SINCE 1968

                        Formerly Chairman of the Board (1975 to 1992), President
[PHOTO]                 (1974 to 1980), and Chief Executive Officer (1974 to
                        1985) of the Corporation.


              JEAN-PAUL RICHARD, 53
              NOMINEE

                        President and Chief Executive Officer (1993 to present) of Insituform Technologies, Inc. (trenchless technologies for the rehabilitation and improvement of
[PHOTO] sewer, water, gas, and industrial pipes). Dr. Richard was President of Massey Ferguson Group Limited (farm equipment and machinery), a subsidiary of Varity Corporation, and Senior Vice President-Corporate Development (1991 to 1993) of Varity Corporation (farm equipment and machinery, brake systems, wheels, and diesel engines); and Executive Vice President (1990 to
                        1991) of Asea Brown Boveri, Inc. (power generation, transmission and distribution; industrial process, rail transportation, and environmental protection equipment). He is a director of Insituform Technologies, Inc. and AGCO Corp.


              IAN M. ROSS, 68
              A DIRECTOR SINCE 1980

                        President Emeritus (1991 to present) and President (1979 to 1991) of AT&T Bell Laboratories (research and
[PHOTO] development for AT&T Corp.). Dr. Ross is a director of The B.F. Goodrich Co. and NACCO Industries, Inc.


              WILLIAM H. WALTRIP, 58
              A DIRECTOR SINCE 1983

                        Chairman and Chief Executive Officer (December 1995 to present) of Bausch & Lomb Incorporated (contact lens, lens-care and eyewear products) and Chairman (1993 to present) of Technology Solutions Company (services and resources to design, develop and implement large-scale
[PHOTO] computer systems). Mr. Waltrip was Chief Executive Officer (1993 to 1995) of Technology Solutions Company; Chairman (1992 to 1993), Chief Executive Officer and President (1991 to 1993) of Biggers Brothers, Inc. (food service distributors); and Vice Chairman (1991 to 1992) of Unifax, Inc., the parent corporation of Biggers Brothers, Inc. He is a director of Bausch & Lomb Incorporated, Teachers Insurance and Annuity Association, and Technology Solutions Company.

                             THE BOARD OF DIRECTORS

    The Board establishes broad corporate policy and gives guidance to the Corporation. In 1995, there were eight meetings of the Board and one action by unanimous written consent, and 10 meetings of committees of the Board plus four actions by unanimous written consent. All directors attended at least 75% of the meetings of the Board and committees of which they were members. The total combined attendance at these meetings was 94%.

    Nonemployee directors receive a retainer fee of $24,000 per year plus a fee of $1,500 for each Board meeting and each regularly scheduled committee meeting attended. No fees are paid for actions taken by unanimous written consent in lieu of a meeting. Each committee chairman receives an additional retainer fee of $3,500 per year. Employee directors do not receive any fees for serving as a director of the Corporation or as a member or chairman of any committee of the Board. Under the Thomas & Betts Corporation Restricted Stock Plan for Nonemployee Directors, each person who is elected a director at the annual meeting of shareholders receives an award of 100 restricted shares of the Common Stock. A nonemployee director who is elected to fill a vacancy or a newly created directorship in the interim between annual meetings receives an award of a prorated number of restricted shares of Common Stock effective as of the date of election. Shares awarded to a nonemployee director remain restricted until such director's termination of service as a director.

    The Deferred Fee Plan for Nonemployee Directors of Thomas & Betts Corporation provides for a director to defer all or a portion of compensation earned for services as a director. Any amount so deferred is valued, in accordance with the director's election, as if invested in a one-year Certificate of Deposit or in a hypothetical investment in the Common Stock. A deferred fee account is payable only in cash and is distributed, in accordance with the director's election, in a lump sum or in installments, upon termination of service or on January 15 or July 15 of a year specified by the director.

    In accordance with the Thomas & Betts Corporation Retirement Plan for Nonemployee Directors, directors (excluding those who are current or former employees of the Corporation) who have served on the Board for at least five years will receive upon retirement an annual benefit payable over a five-year period equal to 50% of the amount of the annual retainer fee in effect at retirement. Each additional year of service up to an aggregate of ten years increases the amount of the benefit payable by ten percentage points and the payment period by one year, to a maximum of 100% of the retainer payable for a period of ten years. In the event of a change of control of the Corporation, each nonemployee director would be fully vested in the maximum retirement benefit.

                      COMMITTEES OF THE BOARD OF DIRECTORS

    There are four standing committees of the Board: Executive Committee, Audit Committee, Committee on Directors, and Human Resources Committee. Members of each committee, who are elected by the full Board, are named below. The Corporation follows the practice of periodically rotating the chairmanship of the Audit Committee, Committee on Directors, and Human Resources Committee.


                                         COMMITTEE
                                            ON                   HUMAN
   EXECUTIVE          AUDIT              DIRECTORS             RESOURCES
   ---------          -----              ---------             ----------
J.David Parkinson*   Thomas W. Jones* Raymond B. Carey,Jr.* Ernest H. Drew*
Raymond B. Carey,Jr. Robert A. Kenkel T.Kevin Dunnigan      Jeananne K. Hauswald
T.Kevin Dunnigan     Ian M. Ross      Kenneth R. Masterson  William H. Waltrip
William H. Waltrip                    J.David Parkinson


* Chairman

EXECUTIVE COMMITTEE

    The Executive Committee's function is to act for the Board, to the extent permitted by law, in any situation in which Board action is required and it is not practicable to have a meeting of the Board. The Executive Committee took action by written consent in lieu of a meeting of the Committee on four occasions in 1995.

AUDIT COMMITTEE

    This committee is composed solely of nonemployee directors of the Corporation. The Audit Committee (1) considers the independent accountants to be employed and recommends to the Board the firm to be appointed, subject to ratification by the Corporation's shareholders; (2) consults with the independent accountants with regard to the plan and scope of the annual audit of the Corporation's financial statements; (3) reviews, in consultation with the independent accountants, the Corporation's annual financial statements and related notes, the results of the audit, and the management letter and response thereto; (4) reviews, in consultation with the independent accountants and the internal auditors, the adequacy and scope of the Corporation's internal controls and procedures; (5) reviews the fees and expenses associated with audit and non-audit services provided by the independent accountants; (6) reviews with the internal auditors the internal audit plan and current audit results; (7) reports the results of its findings and actions to the Board; and (8) directs and supervises investigations, if necessary, into any matter that it deems appropriate. There were three meetings of the Audit Committee in 1995.

COMMITTEE ON DIRECTORS

    A majority of the members of this committee must be nonemployee directors of the Corporation. A former employee serving on this committee is considered a nonemployee director. The Committee on Directors (1) reviews and makes recommendations to the Board regarding the maintenance of a desirable balance of skill and expertise among Board members; (2) receives suggestions and makes recommendations to the Board concerning candidates for the Board and the slate of director nominees to be submitted to the annual meeting of shareholders; (3) makes recommendations to the Board concerning the compensation of nonemployee directors and the retirement policy of the Board; (4) reviews Board procedures and practices; (5) recommends membership assignments for committees of the Board; and (6) reviews and takes action on requests for management personnel to serve on boards of directors of other companies. The Committee on Directors will consider shareholder suggestions of persons for consideration as candidates for nomination as members of the Board. Shareholders should submit the name, biographical data, and qualifications of any such suggested candidate to the Corporate Secretary. Any such recommendation should be accompanied by the written consent of such person to be named as a candidate and, if nominated and elected, to serve as a director. If a shareholder wishes to nominate at the annual meeting of shareholders a person for election to the Board, the Corporation's Bylaws require that the nomination satisfy certain conditions, including, generally, that written notice be delivered to the Corporate Secretary at the Corporation's principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting of shareholders. A copy of the applicable Bylaw is available from the Corporate Secretary upon the request of any shareholder. There were three meetings of the Committee on Directors in 1995.

HUMAN RESOURCES COMMITTEE

    This committee is composed solely of nonemployee directors of the Corporation. The Human Resources Committee (1) reviews compensation programs, employee benefit plans, and personnel policies applicable to officers and other members of senior management; (2) reviews management development and succession programs; (3) reviews major organization changes and evaluates their impact on senior management succession plans and reward systems, and makes recommendations to the Board when Board action is required; (4) makes recommendations to the Board on the compensation of the five most highly compensated executive officers; (5) establishes annually the performance criteria for the Executive Incentive Plan and certifies at the end of each year the extent to which the performance targets are met; (6) performs the administrative functions assigned to the Committee by the provisions of the Executive Incentive and the 1993 Management Stock Ownership Plans; and (7) reports the results of its actions and findings to the Board, and, with respect to the above, recommends programs and changes considered desirable. The chairman of this committee is responsible for chairing the annual review by the nonemployee directors of the performance of the Chief Executive Officer. There were four meetings of the Human Resources Committee in 1995.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table shows, for the fiscal years ended January 2, 1994, January 1, 1995, and December 31, 1995, the cash compensation paid by the Corporation and its subsidiaries as well as certain other compensation paid for those years to each of the five most highly compensated executive officers of the Corporation and one former executive officer (the "Named Executives") in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM COMPENSATION
                                                                              AWARDS
                                                                     ------------------------
                                       ANNUAL COMPENSATION                         NUMBER OF
                                ----------------------------------   RESTRICTED   SECURITIES
                                                      OTHER ANNUAL     STOCK      UNDERLYING     ALL OTHER
       NAME AND                  SALARY     BONUS     COMPENSATION     AWARDS       OPTIONS     COMPENSATION
  PRINCIPAL POSITION     YEAR     ($)        ($)         ($)(1)        ($)(2)     GRANTED (#)      ($)(3)
-----------------------  ----   --------   --------   ------------   ----------   -----------   ------------
T. Kevin Dunnigan......  1995   $550,000   $444,235     $175,796      $ 248,316       9,800         58,647
  Chairman and Chief     1994    511,665    260,931      230,445        329,940      46,880         49,575
  Executive Officer      1993    487,300    193,921       98,348        320,153       9,000          4,497
Clyde R. Moore.........  1995    400,000    323,080      101,658        146,011       5,725         24,687
  President and Chief    1994    342,000    174,408      233,880        339,402      48,505         20,149
  Operating Officer      1993    330,000    120,351       34,875        139,500       3,700         12,769
Ronald P. Babcock (4)..  1995    240,000    135,694       50,505         75,758       2,925         27,429
  Vice President-        1994    235,000     83,889       58,731        110,551      14,820         24,915
  Finance and Treasurer  1993    227,175     63,283       47,709         77,841       2,700          4,497
  (until August 1,
  1995)
T. Roy Burton (5)......  1995    197,837                  38,526         55,361       2,175
  President-             1994    159,795    129,885       41,600         53,620       8,070
  Electronics/OEM        1993      --         --          --             --          --               --
  Division
Uberto Gamaggio (6)....  1995    235,731                  --             93,888       2,175         40,941
  President-Thomas &     1994    202,798     71,182       --             95,221       4,090         36,392
  Betts Europe           1993    120,953     15,152       --             --          --             23,821
Gary R. Stevenson......  1995    205,000     99,347       31,533         72,067       2,400         11,614
  Vice President-        1994    182,836     55,948       39,288         84,222      10,150          9,516
  Operations             1993    164,300     34,267       17,089         68,355       1,825

------------

(1) The amounts reported represent cash payments of Federal and state withholding taxes equal to the fair market value on the date of award of such number of shares of Common Stock that the recipient of a restricted stock award elected to forgo in favor of tax payments.

(2) Fair market value of shares awarded on the date of grant in each year. Dividends are paid to the recipients of restricted stock awards at the same time and at the same rate as paid to all shareholders. The number and value of the aggregate restricted stock holdings as of December 31, 1995, based on the closing market price of the Common Stock on December 29, 1995 of $73.75 are as follows:

Mr. Dunnigan.....................................   13,539    $998,501
Mr. Moore........................................    9,729     717,514
Mr. Babcock......................................    4,000     295,000
Mr. Burton.......................................    1,690     124,608
Mr. Gamaggio.....................................    2,933     216,309
Mr. Stevenson....................................    3,399     250,676


                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

(3) The amounts reported in 1995 for Messrs. Dunnigan, Moore, Babcock, Burton and Stevenson include contributions to a 401(k) plan in the amounts of
    $5,936, $5,803, $6,208, $      and $6,575, respectively; contributions to
    a nonqualified savings plan in the amounts of $20,245, $12,505, $677, $
    and $1,920, respectively; and premiums paid by the Corporation in the amounts of $32,466, $6,379, $20,545, $4,412 and $3,120, respectively, for group term life insurance and whole life insurance having an aggregate face value equal to 1 1/2 times each person's annual base salary and average bonus ("Life Insurance"). The amounts reported in 1994 for Messrs. Dunnigan, Moore, Babcock, Burton and Stevenson include contributions to a 401(k) plan
    in the amounts of $3,288, $3,231, $3,151, $      , and $2,476, respectively;
    contributions to a nonqualified savings plan in the amounts of $18,311,
    $10,873, $5,875, $      , and $4,085, respectively; and premiums paid by
    the Corporation for Life Insurance in amounts of $29,976, $6,046, $15,888, $4,412, and $3,120, respectively. The amounts reported in 1993 for Messrs. Dunnigan, Babcock, and Stevenson are contributions to a 401(k) plan, and the amount reported for Mr. Moore for such year is contributions to a 401(k) plan ($4,222) and a nonqualified savings plan ($8,547). The amounts reported in 1995, 1994 and 1993 for Mr. Gamaggio are premiums paid by the Corporation for whole life insurance that will provide a monthly pension benefit to him beginning at age 65 which is in lieu of his participation in the company-sponsored pension plan.

(4) The amounts reported for 1995 include all compensation paid to Mr. Babcock through the date of his retirement as an employee on December 31, 1995.

(5) The amounts reported for 1994 are for the period beginning February 25, the date that Mr. Burton joined the Corporation. The bonus amount for 1994 is comprised of an annual incentive payment of $69,885 and a signing bonus of $60,000.

(6) Mr. Gamaggio's compensation is paid in German marks. The compensation amounts have been converted into U.S. dollars based on the average of the monthly average exchange rates for the year in which the compensation was paid (DM 1.44 in 1995; 1.62 in 1994; 1.65 in 1993). The amounts reported for 1993 are for the period beginning May 17, the date that Mr. Gamaggio joined the Corporation.

STOCK OPTION GRANTS

    The following table contains information concerning the grant of stock options under the Corporation's 1993 Management Stock Ownership Plan to the Named Executives as of the end of the last fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                              --------------------------------------------------   POTENTIAL REALIZABLE
                              NUMBER OF                                              VALUE AT ASSUMED
                              SECURITIES   PERCENT OF                              ANNUAL RATES OF STOCK
                              UNDERLYING  TOTAL OPTIONS                             PRICE APPRECIATION
                               OPTIONS     GRANTED TO     EXERCISE                  FOR OPTION TERM(3)
                               GRANTED    EMPLOYEES IN      PRICE     EXPIRATION   ---------------------
                               (#)(1)      FISCAL YEAR    ($/SH)(2)      DATE         5%         10%
                              ---------   -------------   ---------   ----------   --------   ----------
T. Kevin Dunnigan...........     9,800         5.21%       $ 64.75      02-01-05   $399,065   $1,011,309
Clyde R. Moore..............     5,725         3.04          64.75      02-01-05    233,127      590,790
Ronald P. Babcock...........     2,925         1.55          64.75      02-01-05    119,109      301,845
T. Roy Burton...............     2,175         1.16          64.75      02-01-05     88,568      224,449
Uberto Gamaggio.............     2,175         1.16          64.75      02-01-05     88,568      224,449
Gary R. Stevenson...........     2,400         1.28          64.75      02-01-05     97,730      247,668

------------
(1) Options become exercisable in three equal annual installments beginning February 1, 1996.
(2) Based on the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange Composite Tape ("NYSE Tape") on the date of grant. The exercise price may be paid in cash or by tendering shares of Common Stock valued at the closing price reported on the NYSE Tape for the day immediately preceding the date of exercise.
(3) The dollar amounts under these columns are the result of calculations at the arbitrary rates of 5% and 10% set by the Securities and Exchange Commission and are not a forecast of the value of the Common Stock.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the Named Executives concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the last fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                   SHARES                   UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                  ACQUIRED      VALUE       OPTIONS AT 12-31-95 (#)           12-31-95 ($)(2)
                                 ON EXERCISE   REALIZED   ---------------------------   ---------------------------
    NAME                             (#)        ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------  -----------   --------   -----------   -------------   -----------   -------------
T. Kevin Dunnigan..............     11,811     $284,911      49,274         53,306       $ 762,598      $ 436,151
Clyde R. Moore.................     --            --         21,675         46,255         262,433        459,499
Ronald P. Babcock..............      4,994      100,992      16,331         11,820         183,632         90,866
T. Roy Burton..................     --            --            684          9,561           6,620         79,093
Uberto Gamaggio................     --            --            684          5,581           6,620         48,497
Gary R. Stevenson..............     --            --          5,075         11,800          49,097         96,863

------------
(1) Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(2) Market value of in-the-money option shares on December 31, 1995 ($73.75), less option exercise price.

PENSION PLAN

    Based on compensation that is covered under the Executive Retirement Plan ("ERP") and years of service with the Corporation and its subsidiaries, the following table gives the aggregate annual retirement income covered participants will receive upon retirement at age 60 or later with the required minimum of 20 years of credited service or more under the ERP. The ERP is an unfunded, nonqualified retirement plan for designated corporate officers and key executives that provides supplemental benefits, including amounts that would otherwise be denied participants by reason of certain limitations imposed on qualified plan benefits by the Internal Revenue Code of 1986, as amended, and elective deferrals to a nonqualified savings plan. The benefit payable under the ERP incorporates amounts payable to a participant from (1) a qualified pension plan; (2) the employer-paid portion of his or her Social Security benefit; and
(3) the employer-paid portion of a participant's 401(k) and nonqualified savings plan accounts.

                               PENSION PLAN TABLE


    HIGHEST
    5-YEAR
    AVERAGE                         YEARS OF SERVICE
 COMPENSATION       -------------------------------------------------
    LEVELS             20           25           30        35 OR MORE
---------------     --------     --------     --------     ----------
   $ 150,000        $ 75,000     $ 86,250     $ 97,500      $ 108,750
     200,000         100,000      115,000      130,000        145,000
     300,000         150,000      172,500      195,000        217,500
     400,000         200,000      230,000      260,000        290,000
     500,000         250,000      287,500      325,000        362,500
     600,000         300,000      345,000      390,000        435,000
     700,000         350,000      402,500      455,000        507,500
     800,000         400,000      460,000      520,000        580,000
     900,000         450,000      517,500      585,000        652,500

    Covered compensation is comprised of annual base salary and incentive compensation paid under the Thomas & Betts Corporation Executive Incentive Plan. Benefit amounts shown in the above table assume that payments are made on a 10-year certain and life annuity.

    The Named Executives (except Mr. Gamaggio who is not a participant in the ERP) had the equivalent of the following years of credited service under the terms of the ERP as of February 9, 1996: Mr. Dunnigan, 34; Mr. Moore, 10; Mr. Babcock, 20 (as of his retirement on December 31, 1995); Mr. Burton, 2; and Mr. Stevenson, 10.

CHANGE-OF-CONTROL EMPLOYMENT AGREEMENTS

    The Corporation has an agreement with each of the Named Executives (except Mr. Babcock) providing for continuation of employment for a term of three years following any change of control of the Corporation. Each agreement provides for compensation to be continued during the three-year term at least at the same level that existed prior to the time of a change of control, provided the person continues employment, leaves employment for good reason, or is terminated without cause. Events that constitute leaving employment for good reason are: the assignment of duties inconsistent with the person's position; the diminution of the person's position, authority, duties or responsibilities; failure to provide compensation and/or benefits specified in the agreement; relocation to an office that is 35 miles or more from the location where the person was employed immediately prior to the change of control; or failure to require any successor to the Corporation to assume and agree to perform the agreement. A person's employment may be terminated for cause, which is an act or acts of dishonesty intended to result in substantial personal enrichment, willful violations of the person's duty to perform responsibilities under the agreement, or conviction of a felony. Each agreement also provides for immediate vesting of stock options and restricted stock awards if the person's employment is terminated following a change of control. Any amount payable under the agreement will be reduced by the amount of any compensation earned by the person from other employment during the term of the agreement.

INDEBTEDNESS OF MANAGEMENT

    Mr. Gamaggio, who is named in the preceding tables, has received bridge loans totaling DM 170,000 from the Corporation that assisted him in the purchase of a principal residence upon relocation. The loans, which are to be repaid by April 30, 1996, bear interest at an annual rate of 6%, are evidenced by promissory notes, and are secured by assignment to the Corporation of DM 200,000 from the proceeds of the sale of another residence owned by Mr. Gamaggio. The largest aggregate amount of indebtedness outstanding during the last fiscal year was DM 170,000 ($118,056 at DM 1.44, the average of the monthly average exchange
rates for 1995) and as of March 8, 1996, it was DM 160,000 ($      at the
exchange rate of DM     on March 8, 1996).

                         THE HUMAN RESOURCES COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

1. Executive Compensation Philosophy

    The executive compensation program is designed to align shareholder and management interests, to balance annual performance targets with actions needed for the long-term success of the Corporation, and to attract, motivate, and retain key executives.

        (a) Pay Positioning: Thomas & Betts positions total direct compensation (i.e., base salary, annual incentive, and long-term incentive gain opportunity) at the median of general industry companies, a high percentage of which are represented in the S&P 400. This is a much broader group than the electrical/electronics companies that make up the line-of-business index shown in the performance graph that follows this report. Since electrical/electronics compensation levels are generally consistent with general industry levels (where pay and performance data is more easily accessible), the Committee believes that general industry companies represent an appropriate comparative framework. The annual and long-term incentive components of compensation are sufficiently variable so that there should be a strong relationship between total return to shareholder performance and actual total direct compensation levels over time. In fact, over the past ten years, the Chief Executive Officer's actual total direct compensation has been well aligned with the Corporation's common stock performance relative to the S&P 400.

        (b) Pay Mix: Like total direct compensation, each component is positioned at the median of general industry companies.

           (i) Base Salary: Base salaries are set by periodic comparison to external rates of pay for comparable positions within general industry and are targeted at the 50th percentile for such positions. Individual salaries are considered for adjustment annually; adjustments are based upon general movement in salary levels in general industry, individual performance and potential, and/or changes in duties and responsibilities. Actual salaries may range from 20% below to 20% above targeted salary levels. As a group, the average of the named executive officers' base salaries in 1995 was below the targeted level.

           (ii) Annual Incentive: Annual incentives are based upon actual performance compared to established corporate and divisional performance goals. Annual incentives range between 20% and 40% of base salary for median performance and provide a maximum payout of between 60% and 100% of base salary for superior performance. Annual bonus opportunities are targeted to be at the 50th percentile for general industry when performance is at the 50th percentile and at the 75th percentile for general industry when performance is at that level. For the Chief Executive Officer and other corporate staff executive officers, the annual incentive for 1995 is based 50% on return on equity (ROE) relative to the S&P 400 and 50% on earnings per share (EPS) growth. ROE attainment was at the mid-point of the performance range and resulted in a mid-point payout, while EPS was at the maximum of the performance range and resulted in a maximum payout to these executives. For the two divisional executive officers (President-Electronics/OEM Division and President-Thomas & Betts Europe) named in the Summary Compensation Table, the annual incentive payments for 1995 are based on corporate ROE (12 1/2% weighting), EPS (12 1/2%), and the performance of each officer's division on income (50%) and cash flow (25%). As a group, the average of the named executive officers' incentive payments for fiscal year 1995 was
         % of base salary.

           (iii) Long-Term Incentives: Long-term incentive awards are made in the form of stock options and restricted stock awards, which are typically granted annually. Combined stock option and restricted stock awards are targeted to provide a gain opportunity at the 50th percentile for general industry, according to a mix predetermined by the Committee. For executive officers, this gain opportunity ranges from 52% to 124% of base salary. Individual grants may vary based on the Committee's assessment of individual performance and potential. As a group, the average of the named executive officers' annual long-term incentive
       awards in 1995 was   % of base salary. In determining stock option and
       restricted stock awards, the Committee does not consider the amount of options and restricted stock granted in prior years. Options are granted at fair market value on the date of grant, have a term of ten years, and vest after one year for awards under the 1990 Stock Option Plan and over a three-year period at the rate of one-third per year for awards under the 1993 Management Stock Ownership Plan. Restricted stock vests at the end of three years.

2. Chief Executive Officer Compensation

    Mr. Dunnigan's base salary in 1995, $550,000, was increased by 7.5% over the prior year. This placed his base salary at the median paid to Chief Executive Officers in general industry companies of comparable size. The Committee based this increase on the very successful implementation of the restructuring plan, comparability with other positions within general industry at the 50th percentile and the length of time that Mr. Dunnigan has served as the Chief Executive Officer.

    Mr. Dunnigan's target annual incentive was 40% of base salary in 1995, and the maximum incentive was 100% of base salary. The Corporation's 1995 return on equity was 14.0%, which was near the mid-point of the performance range, and earnings per share was at the maximum of the performance range, which together resulted in Mr. Dunnigan receiving an annual incentive of $444,235. Mr. Dunnigan was granted a stock option for a total of 9,800 shares and a restricted stock award for 6,550 shares. As in previous years, the Committee targeted the amount of gain opportunity from the stock option and restricted stock awards to Mr. Dunnigan to be at the 50th percentile of general industry according to a mix predetermined by the Committee.

3. Policy Regarding Executive Compensation Deductibility

    The Corporation's Executive Incentive Plan was approved by the shareholders and annual incentive payments under the Plan qualify as performance-based compensation.

    The Corporation's 1993 Management Stock Ownership Plan was approved by the shareholders and stock options granted under the Plan prior to the Corporation's 1997 annual shareholders' meeting qualify as performance-based compensation under the final regulations adopted by the Internal Revenue Service.

    No action is being taken with respect to restricted stock awards granted by the Committee, which do not qualify as performance-based compensation. Nevertheless, these awards play an important role in the Corporation's executive compensation program, and they will be continued. In addition, it is unlikely that restricted stock and other nonqualified compensation paid to any executive, as calculated under the Code, will exceed the $1 million per year limit.


                                          Ernest H. Drew, Chairman
                                          Jeananne K. Hauswald
                                          William H. Waltrip

PERFORMANCE GRAPH

    The graph set forth below provides comparisons of the yearly percentage change in the cumulative total shareholder return on the Common Stock with the cumulative total return of Standard & Poor's 500 Stock Index and Standard & Poor's Electrical Equipment Index for the five fiscal years ended December 31, 1995.

                       FIVE-YEAR CUMULATIVE TOTAL RETURN
           AMONG THOMAS & BETTS CORPORATION, S&P 500 STOCK INDEX AND
                         S&P ELECTRICAL EQUIPMENT INDEX
                  (ASSUMES $100 INVESTED ON DECEMBER 31, 1990
                         AND REINVESTMENT OF DIVIDENDS)





                                    [GRAPH]

THOMAS & BETTS    $100.00    $126.64    $149.39   $138.21    $164.17    $186.37
 % CHANGE
 YEAR TO YEAR                  26.64%     17.96%   (7.48)%     18.78%     13.52%

S&P ELECTRICAL
EQUIPMENT          100.00     132.58     145.18    175.16     177.20     248.67
 % CHANGE
 YEAR TO YEAR                  32.58%      9.50%    20.65%      1.17%     40.33%

S&P 500            100.00     130.47     140.41    154.56     156.60     215.45
 % CHANGE
 YEAR TO YEAR                  30.47%      7.62%    10.08%      1.32%     37.58%

2. REINCORPORATION OF THE CORPORATION IN TENNESSEE

    On February 7, 1996, the Board approved a plan to change the Corporation's state of incorporation from New Jersey to Tennessee (the "Reincorporation"). The Reincorporation will be effected by merging the Corporation into Thomas & Betts Tennessee, Inc. ("T&B Tennessee"), pursuant to an Agreement and Plan of Merger between the Corporation and T&B Tennessee, a copy of which is set forth as Exhibit A to this Proxy Statement (the "Agreement and Plan of Merger"). T&B Tennessee is a Tennessee corporation that was recently organized as a wholly owned subsidiary of the Corporation for the sole purpose of effecting the Reincorporation.

                        REASONS FOR THE REINCORPORATION

    The principal reason for the Reincorporation is to conform the Corporation's legal residence to its principal place of business. The Corporation was incorporated under New Jersey law at a time when the Corporation's business was closely linked to the State of New Jersey. From 1917 to 1993, the Corporation had its principal place of business in New Jersey. In addition, until the early 1990's, a substantial portion of its manufacturing and warehousing operations was conducted in that state. The Corporation relocated its headquarters to Tennessee in December 1993, and most of its operations are now outside of New Jersey. Therefore, the Corporation's historical ties to New Jersey no longer appear to be decisive in determining the best jurisdiction to fulfill the business needs of the Corporation. In addition, the Board believes that having the Corporation's legal residence in Tennessee may have certain advantages. For example, it could enable the Corporation to have a more significant voice in the legislative process with respect to corporate and other Tennessee laws directly affecting it. This opportunity can be important, as corporations are substantially affected by changes in the legal and financial environment in which they operate and by the variety of legislative and other governmental actions that may be taken in response to such changes. In addition, a corporation's state of incorporation is likely to be a litigation forum from time to time, and litigation at a distance from the Corporation's principal offices can result in significant inconvenience and added expense to the Corporation.

    The Board believes that the Tennessee Business Corporation Act (the "Tennessee Act") will meet the Corporation's business needs. The Tennessee Act is a comprehensive and modern body of laws based on the Revised Model Business Corporation Act and provides flexibility in the management of a corporation and in the conduct of business that is characteristic of the New Jersey Business Corporation Act (the "New Jersey Act"). See "Certain Differences in New Jersey and Tennessee Corporate Laws" below.

    Based upon the foregoing, the Board has determined that it would be in the best interest of the Corporation and its shareholders to reincorporate in Tennessee through a merger with its wholly owned subsidiary T&B Tennessee.

                                   THE MERGER

    The Reincorporation will be effected by merging the Corporation into T&B Tennessee (the "Merger"). T&B Tennessee will be the surviving corporation of the Merger (as such, it is sometimes referred to as the "Surviving Corporation"). The terms and conditions of the Merger are set forth in the Agreement and Plan of Merger, and the summary of the terms and conditions of the Merger set forth below is qualified by reference to the full text of the Agreement and Plan of Merger.

    Upon consummation of the Merger, T&B Tennessee will continue to exist in its present form, except that it will change its name to Thomas & Betts Corporation, and the Corporation will cease to exist as a separate New Jersey corporation. The Reincorporation will change the legal domicile but will not result in a change in the name, location (including the address and telephone number of the Corporation's principal office), business, management, financial statements, assets, liabilities or net worth of the Corporation. All of the assets, liabilities and other properties of the Corporation will, by virtue of the Merger, become the assets, liabilities and other properties of the Surviving Corporation to the fullest extent provided by law. At present, T&B Tennessee has only nominal assets.

    Following the Merger, the Board of Directors of the Surviving Corporation will be comprised of the persons elected to the Board at the Annual Meeting, and the persons who are currently serving as officers of the Corporation will continue to serve in the same capacities for the Surviving Corporation.

    After the Merger, the rights of shareholders and the Corporation's corporate affairs will be governed by the Tennessee Act and the Charter and Bylaws of T&B Tennessee (the "Tennessee Charter" and "Tennessee Bylaws," respectively), instead of the New Jersey Act and the Corporation's Restated Certificate of Incorporation, as amended (the "New Jersey Charter"), and Bylaws of the Corporation. The material differences between the New Jersey Act and the Tennessee Act are discussed below under "Certain Differences in New Jersey and Tennessee Corporate Laws." The rights shareholders will have under the Tennessee Charter and the Tennessee Act and the rights of shareholders under the Corporation's New Jersey Charter and the New Jersey Act are similar in material respects, except as discussed below under "Certain Differences in New Jersey and Tennessee Corporate Laws." The Tennessee Bylaws and the Bylaws of the Corporation contain differences attributable to the differences between the Tennessee Act and the New Jersey Act. The Corporation does not believe that such differences are material to the shareholders, except as noted below in "Certain Differences in New Jersey and Tennessee Corporate Laws." A copy of the Tennessee Charter is set forth as Exhibit B to this Proxy Statement. The New Jersey Charter and Bylaws of the Corporation and the Tennessee Bylaws are available for inspection by shareholders of the Corporation at the Corporation's principal offices located at 1555 Lynnfield Road, Memphis, Tennessee 38119, and copies may be obtained from the Corporation, without charge, by contacting Janice H. Way, Corporate Secretary, at that address.

    At the effective time of the Merger, each outstanding share of Common Stock will be automatically converted into one share of the Common Stock, no par value, of the Surviving Corporation (the "Tennessee Common Stock"). Each outstanding certificate representing shares of Common Stock will continue to represent the same number of shares of Tennessee Common Stock, and such certificates will be deemed for all corporate purposes to evidence ownership of shares of Tennessee Common Stock. IT WILL NOT BE NECESSARY FOR SHAREHOLDERS TO EXCHANGE THEIR EXISTING STOCK CERTIFICATES FOR STOCK CERTIFICATES OF THE SURVIVING CORPORATION. The Tennessee Common Stock will be listed on the New York Stock Exchange ("NYSE") and traded under the symbol "TNB," without interruption, and the delivery of existing stock certificates of the Corporation will constitute "good delivery" of shares of the Surviving Corporation in stock transactions effected after the Merger.

    Following the Merger, the Corporation's long-term compensation plans, under which restricted stock awards and stock options may be granted to directors, officers and key employees, will be continued by the Surviving Corporation, and each stock option and restricted stock award outstanding at the time of the Merger will automatically be converted into an option to purchase, or an award of, the same number of shares of Tennessee Common Stock at the same exercise price and upon the same terms and conditions as set forth in the option or award. All other employee benefit arrangements of the Corporation will also be continued by the Surviving Corporation upon the same terms and conditions.

    Consummation of the Merger is subject to the approval of the shareholders. Aside from filings required under corporate statutes and the listing of the Tennessee Common Stock with the NYSE (for which an application has been filed), no Federal or state regulatory approvals are required in connection with the Merger. The Merger is expected to become effective as soon as practicable after shareholder approval is obtained. Prior to its effectiveness, however, the Merger may be abandoned by the Board if, for any reason, the Board determines that consummation of the Merger is no longer advisable.

    Dissenters' rights are not available to the shareholders of the Corporation with respect to the proposed Merger. See "Certain Differences in New Jersey and Tennessee Corporate Laws--Dissenters' Rights" below.

             FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION

    The discussion below provides general information about certain expected Federal income tax consequences of the Reincorporation. The following summary does not discuss certain tax considerations which vary depending on the particular circumstances of particular shareholders and does not discuss state, local or foreign tax laws. Each shareholder of the Corporation should consult his or her own tax advisor as to the specific tax consequences of the Reincorporation for such shareholder, including the applicable and possible effect of foreign, state and local tax laws.

    The Reincorporation will qualify as a tax-free corporate reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"). No gain or loss will be recognized by shareholders of the Corporation on the exchange of shares of the Corporation for shares of the Surviving Corporation as a result of the Reincorporation and no gain or loss will be recognized by the Corporation or the Surviving Corporation. Each shareholder will have a tax basis in the shares of Tennessee Common Stock equal to the tax basis in the shares of Common Stock held prior to the Reincorporation.

    In conjunction with the Reincorporation, various outstanding rights and options to acquire Common Stock will be converted into comparable rights and options to acquire Tennessee Common Stock. This conversion of the rights and options will not be taxable.

    Assuming the shares of Common Stock constituted a capital asset in the hands of the shareholder, the holding period of the shares of Tennessee Common Stock deemed to have been received in the Reincorporation will include the period during which the corresponding shares of the Corporation were held.

    THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE REINCORPORATION. THE ABOVE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. THE FOREGOING IS NOT BINDING UPON THE INTERNAL REVENUE SERVICE, AND NO RULINGS OF THE INTERNAL REVENUE SERVICE WILL BE SOUGHT OR OBTAINED. THERE IS NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH THE FOREGOING DISCUSSION. THE FOREGOING IS SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF SUCH DISCUSSION. EACH SHAREHOLDER OF THE CORPORATION SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE REINCORPORATION TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

         CERTAIN DIFFERENCES IN NEW JERSEY AND TENNESSEE CORPORATE LAWS

    Modern corporation laws have evolved to the point where the laws of many states contain substantially similar provisions regarding major features of corporate existence. There are, however, certain differences between the New Jersey Act and the Tennessee Act. Although it is impracticable to note all of the differences between the corporation laws of New Jersey and Tennessee, the following summarizes material differences between the rights a shareholder has under the Corporation's New Jersey Charter and Bylaws and the New Jersey Act, and the rights a shareholder will have, if the Reincorporation is approved by shareholders and completed, under the Tennessee Charter and Bylaws and the Tennessee Act.

CAPITAL STOCK

    The Tennessee Charter, like the New Jersey Charter, authorizes a total of 80,500,000 shares. The Surviving Corporation will be authorized to issue 80,000,000 shares of Tennessee Common Stock and 500,000 shares of Preferred Stock, no par value. No shares of Preferred Stock of the Corporation currently are, and, upon consummation of the Reincorporation, no shares of the Preferred Stock of the Surviving Corporation will be, outstanding.

    Unlike the Common Stock, which has a par value of $.50 per share, the Tennessee Common Stock does not have any par value. Both the New Jersey and the Tennessee Acts permit the elimination of par value, and under the Tennessee Act the mere recitation of a par value does not create a requirement for a minimum consideration for the issuance of any such shares or create any other right. In addition, under the Tennessee Act, shares repurchased by a corporation are returned to the status of authorized but unissued shares and cannot be held in treasury. Accordingly, the shares of Common Stock currently held in treasury by the Corporation will be cancelled upon consummation of the Reincorporation. In the shareholders' equity section of the balance sheet of the Surviving Corporation, the "additional paid-in capital" and "cost of treasury stock" captions will be eliminated as a result of the consolidation of those amounts with the amount for "common stock," and there will be no change in total shareholders' equity as a result of the Reincorporation.

    The New Jersey Charter fixes the dividend preference of the Corporation's Preferred Stock over the Common Stock by providing that, during any dividend period, dividends on outstanding shares of the Corporation's Preferred Stock must be declared and paid, or set aside for payment, before dividends may be declared and paid, or set aside for payment, on shares of Common Stock. In contrast, under the Tennessee Charter, the Board of Directors of the Surviving Corporation will be authorized to determine, in whole or in part, the preferences, limitations and relative rights of the Preferred Stock as a class. Accordingly, the Board of Directors of the Surviving Corporation will have the authority to determine, among other things, the dividend and liquidation preferences, if any, of the shares of Preferred Stock of the Surviving Corporation before the issuance of those shares. As permitted in the New Jersey and the Tennessee Acts, the Tennessee Charter, like the New Jersey Charter, continues to vest in the Board of Directors the authority to issue shares of Preferred Stock in series, and to fix the designations, relative rights, preferences and limitations of each series before issuance of shares of that series.

    The New Jersey Act provides that shareholders of corporations organized prior to January 1, 1969 (as was the Corporation) shall have preemptive rights unless a bylaw adopted by the shareholders prior to that date or the certificate of incorporation provides otherwise. The New Jersey Charter provides that shareholders shall not have preemptive rights. A similar provision has not been included in the Tennessee Charter because, under the Tennessee Act, shareholders of a Tennessee corporation do not have preemptive rights unless the charter provides otherwise.

DIRECTOR AND OFFICER LIABILITY

    As permitted by the New Jersey Act, the New Jersey Charter provides that a director or officer shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed by that person, except for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or in knowing violation of the law, or (iii) resulting in receipt by such person of an improper benefit. To conform to Tennessee law, the limitation of personal liability provision, included in Article VIII of the Tennessee Charter, applies to actions taken by directors only and does not permit a director's liability for unlawful distributions under the Tennessee Act to be eliminated. Under the Tennessee Charter, a director will not be personally liable to the Surviving Corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except that the liability of a director will not be eliminated or limited for (i) any breach of the director's duty of loyalty to the Surviving Corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) unlawful distributions under the Tennessee Act.

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INDEMNIFICATION

    Under both the Tennessee Act and the New Jersey Act, a corporation may generally indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), and amounts paid or incurred in satisfaction of judgments, fines and settlements of any proceedings (other than derivative actions), if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful. The New Jersey Act contains a similar standard with respect to derivative actions, except that indemnification may be made only for (i) expenses (including attorneys' fees) and (ii) in the event the person seeking indemnification has been adjudicated liable, amounts deemed fair and reasonable by the appropriate court upon application thereto. While the Tennessee Act's indemnification provisions are not exclusive, the Tennessee Act forbids a corporation to indemnify a director in connection with (i) a derivative action in which the director is adjudged liable to the corporation and (ii) any other proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that a personal benefit was improperly received by the director.

    The New Jersey Act provides that, to the extent that its present or former directors, officers, employees and agents have been successful in defense of any proceeding, they must be indemnified by the corporation against reasonable expenses. The Tennessee Act provides that, unless limited by its charter, a corporation must indemnify officers and directors (but not agents or employees) that are wholly successful, on the merits or otherwise, against reasonable expenses incurred in the defense of any proceeding to which they are a party because they are or were officers or directors. The Tennessee Charter does not limit this mandatory indemnification provision. The Tennessee Bylaws, like the Bylaws of the Corporation, require the indemnification of directors and officers to the fullest extent permitted by law, unless the proceeding was instituted by the director or officer without authorization of the Board of Directors.

DERIVATIVE ACTIONS AND LIMITATIONS

    Under both the Tennessee Act and the New Jersey Act, a derivative action may be brought only by a person who is a shareholder, directly or through a voting trust, of the corporation at the time of the challenged transaction or by a person who acquired the shares by operation of law from a person who was a shareholder at such time. The Tennessee Act also provides that a complaint in a derivative proceeding must be verified and must allege with particularity the demand, if any, that was made to obtain action by the board of directors and either that the demand was refused or ignored, or the reason why no demand was made. Under the Tennessee Act, the court may stay a derivative proceeding, if the corporation commences an investigation of the charges made, until the investigation is completed, and a derivative proceeding may be settled or discontinued only with court approval. Both the Tennessee Act and the New Jersey Act provide that if an action was brought without reasonable cause the court may require the plaintiff to pay the defendants' reasonable expenses. Under the New Jersey Act, prior to entry of final judgment, the corporation in whose right the derivative action is brought may require the plaintiff to give security for reasonable expenses which the corporation may incur or for which it may be legally liable, unless the plaintiff, directly or through a voting trust, owns at least 5% of a class or a series of shares or owns shares having a market value of more than $25,000.

    The Tennessee Act generally requires that actions alleging breach of fiduciary duties by directors or officers must be brought within one year from the date of the breach, or, if not discovered, within one year from the date the breach was discovered or reasonably should have been discovered. In addition, unless there was fraudulent concealment by the defendant, such an action may not be brought more than three years after the date the breach occurred.

SHAREHOLDER MEETINGS AND ACTION

    Under the New Jersey Act, a special meeting of shareholders may be called by the corporation's president, board of directors or any other officers, directors or shareholders authorized to do so in the bylaws. Under the Tennessee Act, a corporation is required to hold a special meeting of shareholders if called by its board of directors or the person(s) authorized to do so by the charter or bylaws, or, unless the charter provides otherwise, upon written demand by the holders of at least 10% of all the votes entitled to be cast on any issue to be considered at a meeting.

    Under the Corporation's Bylaws, unless otherwise required by law, a special shareholders' meeting may be called only by the Chairman of the Board, the President, or the Board pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have at the time of the adoption of such resolution if there were no vacancies, and by no other person or persons. To continue this procedure following the Reincorporation, Article IX of the Tennessee Charter limits the right to call special shareholders' meetings to the Chairman of the Board of Directors, the President, or the Board of Directors by a majority vote of the full Board of Directors assuming no vacancies.

    Under New Jersey law, for good cause shown, a court may order a corporation to hold a special shareholders' meeting upon application of holders of at least 10% of all the shares entitled to vote at a meeting. In contrast, under the Tennessee Act, such an application to the court can be made only by shareholders who have made a valid demand for a special meeting, but the meeting has not been held or a notice of meeting issued. Under the Tennessee Charter, shareholders of the Surviving Corporation will have no right to demand a special meeting.

SHAREHOLDER VOTES ON MERGERS AND OTHER FUNDAMENTAL TRANSACTIONS

    Under New Jersey law, the affirmative vote of two-thirds of the votes cast by the holders of shares entitled to vote is generally required to approve various fundamental transactions involving corporations organized prior to January 1, 1969, including (i) merger transactions for which shareholder approval is required, consolidations and share exchanges, and dispositions of all or substantially all of the corporation's assets other than in the regular course of business, (ii) amendments to the corporation's certificate of incorporation (other than those which the board of directors is entitled to make), or (iii) voluntary dissolutions.

    Under the Tennessee Act, mergers, share exchanges and dispositions of all or substantially all of the corporation's assets other than in the regular course of business must be approved by the affirmative vote of a majority of the outstanding shares of each voting group. Amendments to a Tennessee charter may be adopted by shareholders by a plurality vote at a meeting at which a quorum is present unless the amendment would create dissenters' rights, in which case a majority of the votes entitled to be cast by the voting group that would be entitled to dissenters' rights is required. The Tennessee Charter does not increase these voting requirements as would be permitted by the Tennessee Act.

DISTRIBUTIONS

    Under the Tennessee Act, the Surviving Corporation may make distributions to shareholders as long as, after the distribution (i) it will be able to pay its debts as they become due in the usual course of business and (ii) its total assets will not be less than the sum of its total liabilities plus (unless its charter provides otherwise, which the Tennessee Charter does not) the amount that would be needed if it were to be dissolved at the time of distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Under New Jersey law, the Corporation may make distributions so long as, after the distribution, it will be able to pay its debts as they become due in the usual course of business and its total assets will not be less than its total liabilities.

BYLAWS

    The bylaws of Tennessee corporations can be adopted and amended by either the board of directors or the shareholders, except to the extent such power is reserved to the shareholders in the charter or under the Tennessee Act, or by the shareholders with respect to a particular bylaw at the time that bylaw is being amended or repealed by the shareholders. The initial bylaws of a New Jersey corporation are adopted by the board of directors; thereafter the board may make, alter and repeal bylaws, subject to the right of the shareholders to make, alter or repeal any bylaw. Like the New Jersey Charter, the Tennessee Charter provides that the Board of Directors may make, and from time to time, alter, amend or repeal Bylaws, subject to the right of shareholders to alter, amend or repeal any Bylaw at any annual meeting or at any special meeting, provided notice of such proposed alteration, amendment or repeal is included in the notice of meeting.

DIRECTORS

    Under New Jersey law, a director of the Corporation may be removed, with or without cause, by the affirmative vote of the holders of the majority of the votes entitled to vote for the election of directors. Under Tennessee law, unless the charter provides otherwise, directors can be removed by shareholders with or without cause by a plurality of the votes cast. In order to continue comparable procedures for the removal of directors, a provision has been included in the Tennessee Charter which increases the minimum vote required to remove a director to 50% of the total number of votes entitled to be cast at an annual meeting or a special meeting called for that purpose. Tennessee law permits a corporation to include in its charter a provision under which directors can be removed by shareholders for cause only, or under which directors can be removed for cause by a majority vote of the entire board of directors. The Tennessee Charter provides that a director may be removed by the shareholders with or without cause, and may be removed by a majority vote of the entire Board of Directors for cause only. The New Jersey Charter does not authorize the Board to remove a director for cause.

    Under the New Jersey Act and the Corporation's Bylaws, vacancies in the board of directors may be filled by the affirmative vote of a majority of the remaining directors. The New Jersey Act further provides that any directorship not filled by the board may be filled by the shareholders at an annual meeting or at a special meeting of shareholders called for that purpose. Under the Tennessee Act, vacancies on the board of directors may be filled by the board of directors or shareholders unless otherwise provided in the charter. In order to continue comparable procedures for the filling of vacancies, an Article has been included in the Tennessee Charter which gives the Board of Directors the right to fill vacancies in the first instance, and gives shareholders the right to fill vacancies only when the Board of Directors has not done so.

CORPORATE CONTROL MEASURES

  Business Combinations

    Companies incorporated under the New Jersey Act can invoke the benefits of the New Jersey Shareholders' Protection Act (which has been characterized as an "anti-takeover statute"). This act prohibits certain types of transactions involving a New Jersey corporation that has its principal executive offices or significant business operations located in New Jersey and certain present or past beneficial owners of 10% or more of such corporation's voting stock ("Interested Stockholders") for a period of five years following the date upon which the Interested Stockholder first became such, unless prior to that date the transaction was approved by the board of directors of the corporation. This act also regulates transactions permitted after such five-year period.

    In addition to the provisions of the New Jersey Shareholders' Protection Act, the New Jersey Charter, in Article Eighth, also prohibits the Corporation from engaging in a transaction, defined to include a merger, consolidation, liquidation, or other form of reorganization deemed to involve the purchase or transfer of shares of the Corporation (a "Transaction"), with an interested person, generally defined to include a person who beneficially or of record owns or controls at least 3% of the voting power of any class of capital stock of the Corporation and who is offering shares for repurchase or is a party to a proposed Transaction (an "Interested Person"), unless the Transaction (i) is approved by (a) Disinterested Directors (as defined in the New Jersey Charter) who constitute a majority of the entire Board or (b) at least two-thirds of the votes cast by Disinterested Shareholders (as defined in the New Jersey Charter) or (ii) meets certain fair price criteria. Under the New Jersey Charter, the affirmative vote of two-thirds of the votes cast by shareholders entitled to vote thereon (excluding any Interested Person) is necessary to amend this Article.

    The Tennessee Business Combination Act generally prohibits a "resident domestic corporation" (defined below) from engaging in any "business combination" (defined to include mergers, consolidations, sales of certain assets, dissolutions, liquidations and other transactions) with any "interested shareholder" (generally defined as any person that, individually or with or through any of its affiliates or associates, beneficially owns 10% or more of the outstanding voting securities of the corporation) for a period of five years after the date the person becomes an interested shareholder unless (i) prior to such date, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) the corporation's original charter or original bylaws provides that the corporation shall not be governed by the statute, or (iii) the holders of a majority of shares held continuously for at least one year approve an amendment to the corporation's charter or bylaws expressly electing not to be governed by the statute and expressly providing that such amendment shall not be effective until two years after the vote of the holders of such shares. Consummation of a business combination that is subject to the five-year moratorium is permitted after such period, provided that the transaction (i) complies with all applicable charter and bylaw requirements and (ii) either (a) is approved by the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder or (b) meets certain fair price criteria.

    The Tennessee Business Combination Act defines a "resident domestic corporation" as an issuer of voting stock which is organized under the laws of Tennessee and meets two or more of the following requirements: (i) the corporation has, as of the last record date before the event requiring a determination to be made, more than either 10,000 or 10% of its shareholders resident in Tennessee or more than 10% of its outstanding shares held by resident Tennessee shareholders, (ii) the corporation has its principal office or place of business in Tennessee, (iii) the corporation has the principal office or place of business of a significant subsidiary, representing not less than 25% of the corporation's consolidated net sales, located in Tennessee, (iv) the corporation employs more than 250 individuals in Tennessee or has a combined annual payroll paid to Tennessee residents in excess of $5,000,000, (v) the corporation produces goods and/or services in Tennessee which result in annual gross receipts in excess of $10,000,000, or (vi) the corporation has physical assets and/or deposits, including those of any subsidiary, located in Tennessee which exceed $10,000,000 in value.

    Following the Reincorporation, the Surviving Corporation will meet the definition of a "resident domestic corporation." The Tennessee Charter does not contain a provision electing not to be governed by the Tennessee Business Combination Act, and unlike the New Jersey Charter does not impose any additional requirements on transactions between the Surviving Corporation and its shareholders beyond those imposed by Tennessee law.

  Control Share Acquisitions

    The Tennessee Control Share Acquisition Act generally provides that any person or group of persons that acquires the power to vote more than specified levels (one-fifth, one-third or a majority) of the shares of certain domestic corporations will not have the right to vote such shares unless granted voting rights by the holders of a majority of the votes entitled to be cast, excluding "interested shares."

Interested shares are those shares held by the acquiring person, officers of the corporation and employees of the corporation who are also directors of the corporation. If approval of voting power for the shares is obtained at one of the specified levels, additional shareholder approval is required when a shareholder seeks to acquire the power to vote shares at the next level. In the absence of such approval, the additional shares acquired by the shareholder may not be voted until they are transferred to another person in a transaction other than a control share acquisition. The Tennessee Control Share Acquisition Act applies only to a Tennessee corporation whose charter or bylaws contain an express declaration (which the Tennessee Charter and Bylaws do not) that control share acquisitions in respect of the shares of such corporation are governed by and subject to the provisions of such act and the corporation has (i) 100 or more shareholders, (ii) its principal place of business, its principal office, or substantial assets within Tennessee, and (iii) either (a) more than 10% of its shareholders as residents of Tennessee, (b) more than 10% of its shares owned by Tennessee residents, or (c) 10,000 or more shareholders resident in Tennessee. New Jersey has no comparable statute.

   Upon the Reincorporation, the Tennessee Control Share Acquisition Act will not apply to the Surviving Corporation.

  Investor Protection Laws

    The New Jersey Corporation Takeover Bid Disclosure Law regulates "takeover offers" to purchase such number of shares of any class of equity securities of a "target company" as would result in the offeror owning more than 10% of the outstanding shares of such class, or in the aggregate (after giving effect to all conversion and purchase rights held by the offeror), more than 10% of the stock of the target company which would be outstanding, unless such takeover offer is approved by the target company's board of directors. Among other things, the Corporation Takeover Bid Disclosure Law requires, at least 20 days before a takeover offer is made, filing by the offeror with the New Jersey Bureau of Securities in the Division of Consumer Affairs in the Department of Law and Public Safety, and delivery of a copy thereof to the target company, of a statement setting forth extensive information concerning the offeror, the offer, plans for material changes in the business, and other matters. The law permits the chief of the Bureau of Securities to permit the takeover bid to go forward, or to hold a public hearing respecting the offer, if he or she determines such hearing to be necessary or if the target company's board of directors so requests. After the hearing, the Bureau chief may prohibit the offer from proceeding if he or she finds that (i) the financial condition of the offeror is such as to jeopardize the financial stability of the target company or prejudice the interests of any employees or security holders unaffiliated with the offeror; (ii) the terms of the proposal are unfair to the target company's security holders; (iii) the offeror's plans respecting material changes in the target company's business or corporate structure or management are not in the interests of the target company's remaining security holders or employees; (iv) the competence, experience and integrity of the person contemplated to control the target company after the takeover are such that it would not be in the interest of the target company's remaining security holders or employees to permit the takeover; or (v) the terms of the takeover bid do not comply with the provisions of the statute. The Corporation Takeover Bid Disclosure Law has been held to be unconstitutional by at least one court, and the Corporation is not able to predict whether the constitutionality of the law would ultimately be upheld against constitutional challenge.

    The Tennessee Investor Protection Act provides that, unless a Tennessee corporation's board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within one year prior to the proposed takeover offer, may offer to acquire any class of equity security of the offeree company pursuant to a tender offer if after the acquisition thereof the offeror would be directly or indirectly a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless the offeror, before making such purchase, (i) makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company, (ii) makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities, and (iii) files with the Tennessee Commissioner of Commerce and Insurance (the "Commissioner") and the offeree company a statement signifying such intentions and containing such additional information as may be prescribed by the Commissioner. Such an offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offeror also must accept securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If such an offeror varies the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted.

    The Tennessee Investor Protection Act does not apply to an offer involving a vote by holders of equity securities of the offeree company, pursuant to its charter, on a merger, consolidation or sale of corporate assets in consideration of the issuance of securities of another corporation, or on a sale of its securities in exchange for cash or securities of another corporation.

  Greenmail

    The Tennessee Greenmail Act prohibits a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act") from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market prices of such shares during the 30 trading days preceding the purchase or preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

    While New Jersey has no comparable statute, the New Jersey Charter does contain a similar restriction on the repurchase of shares from an Interested Person at a price exceeding the average price paid by such Interested Person to purchase shares during the preceding two years. The affirmative vote of two-thirds of the votes cast by shareholders entitled to vote thereon (excluding any Interested Person) is necessary to amend this restriction.

    Upon consummation of the Reincorporation, the Tennessee Greenmail Act will apply to the Surviving Corporation. Unlike the New Jersey Charter, there is no provision in the Tennessee Charter that imposes any conditions on the repurchase of shares.

  Other Constituencies

    The Tennessee Act provides that no resident domestic corporation, as defined above, having any class of voting stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to Section 12(g) of the 1934 Act or any of its officers or directors may be held liable at law or in equity for (i) having failed to approve the acquisition of shares by an interested shareholder on or before the date such shareholder became an interested shareholder, (ii) seeking to enforce or implement the provisions of the Tennessee Business Combination Act or the Tennessee Control Share Acquisition Act, (iii) failing to adopt or recommend any charter or bylaw amendment or provision in respect of any one or more of these Acts or the Tennessee Greenmail Act, or (iv) opposing any merger, exchange, tender offer or significant disposition of the assets of the resident domestic corporation or any subsidiary of such corporation because of a good faith belief that such merger, exchange, tender offer or significant disposition of assets would adversely affect the corporation's employees, customers, suppliers, the communities in which the corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the corporation's charter in connection with the merger, exchange, tender offer or significant disposition of assets.

    Under the New Jersey Act, directors, in discharging their duties and determining what is in the best interest of the corporation, have the statutory right to consider the effect a transaction will have on the corporation's employees, suppliers, creditors, customers and the communities in which the corporation operates, as well as the long-term and short-term interests of the corporation and shareholders. If, based on these factors, the board of directors determines that a proposal or offer to acquire the corporation is not in the corporation's best interest, it may reject the offer, and will have no obligation to facilitate the offer. To continue the discretion afforded directors under the New Jersey Act, Article VII of the Tennessee Charter contains a provision expressly authorizing directors to consider other constituencies in connection with a proposed merger, exchange, tender offer or significant asset disposition transaction.

DISSENTERS' RIGHTS

    Under the Tennessee Act, dissenters' rights are not available with respect to any shares of a security if, as of the date of the transaction, the security is listed on an exchange registered under Section 6 of the 1934 Act or is a "national market system security" within the meaning of the 1934 Act. Similarly, under the New Jersey Act, dissenters' rights are not available to a shareholder of a New Jersey corporation whose shares are listed on a national securities exchange or where the shares are held by 1,000 or more shareholders on the record date fixed to determine the shareholders entitled to vote on such transactions.

    Since the Common Stock is currently listed and the shares of the Surviving Corporation will continue to be listed on the NYSE, dissenters' rights are not available to shareholders of the Corporation while incorporated in New Jersey and will not be available to the Corporation's shareholders in connection with the Reincorporation or to shareholders of the Surviving Corporation while incorporated in Tennessee.

SHAREHOLDER INSPECTION OF BOOKS AND RECORDS

    The Tennessee Act provides that a shareholder is entitled to inspect and copy the charter, bylaws, certain board and shareholder resolutions, certain minutes and records of meetings and actions of shareholders, certain written communications to shareholders, a list of the names and business addresses of the corporation's current officers and directors, and the corporation's most recent annual report, during regular business hours at the principal office of the corporation if the shareholder gives at least five business days' prior written notice to the corporation. A Tennessee corporation must also make available a voting list setting forth the names, addresses, and numbers of shares held by each shareholder entitled to vote at a shareholders' meeting, beginning two business days after notice of the meeting was given. In addition, a shareholder of a Tennessee corporation is entitled to inspect and copy certain other books and records of the corporation during regular business hours at a reasonable location specified by the corporation if the shareholder gives at least five business days' prior written notice to the corporation and (i) the shareholder's demand is made in good faith and for a proper purpose, (ii) the demand describes with particularity the shareholder's purpose and the records to be inspected or copied, and (iii) the requested records are directly connected with such purpose.

    Under the New Jersey Act, a voting list setting forth the names, addresses and numbers of shares held by each shareholder entitled to vote must be available for inspection by any shareholder during any shareholders' meeting. In addition, any person who has been a shareholder of record for at least six months immediately preceding a demand by such person, or any person holding, or so authorized by the holders of, at least 5% of the outstanding shares of any class or series, upon at least five days' written demand, has the right, for any proper purpose, to examine, in person or by agent or attorney, during usual business hours, the minutes of the proceedings of the corporation's shareholders and record of shareholders, and to make extracts therefrom at the place where they are kept. Also, irrespective of the length of time during which a shareholder shall have been a record shareholder or of the number of shares held, a court is empowered, upon proof of proper purpose, to compel production for examination by the shareholder of the books and records of account, minutes and record of shareholders.

                       VOTE REQUIRED FOR REINCORPORATION

    Approval of the Reincorporation will constitute specific approval of the Agreement and Plan of Merger and the Charter of the Surviving Corporation as set forth in Exhibits A and B, respectively, to this Proxy Statement and will require the affirmative vote of two-thirds of the votes cast on this proposal. Abstentions and broker non-votes will not be counted as votes cast, either for or against this proposal, in accordance with the New Jersey Act.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

3. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The independent public accountants for the Corporation in fiscal year 1995 were KPMG Peat Marwick LLP. The Board, upon the recommendation of the Audit Committee, has appointed this firm, subject to ratification by the shareholders, to audit the financial statements of the Corporation for the fiscal year 1996 and until the 1997 Annual Meeting of Shareholders. The firm has audited the Corporation's financial statements annually since 1969, is considered to be well qualified, and has no financial interest, direct or indirect, in the Corporation or any subsidiary of the Corporation. If the shareholders do not ratify this appointment, the Audit Committee and the Board will consider the appointment of other independent public accountants.

    Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting to make a statement if they desire to do so, and to respond to appropriate questions.

    Ratification of the appointment of KPMG Peat Marwick LLP will require the affirmative vote of a majority of the votes cast on this proposal. Abstentions and broker non-votes will not be counted as votes cast, either for or against this proposal, in accordance with the New Jersey Act.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

                             SHAREHOLDER PROPOSALS

    Shareholder proposals intended to be presented at the 1997 Annual Meeting of Shareholders, in addition to meeting certain eligibility requirements established by the Securities and Exchange Commission, must be in writing and received by the Corporate Secretary at the Corporation's principal executive offices by November 21, 1996, to be considered for inclusion in the Corporation's proxy statement and form of proxy for the 1997 Annual Meeting of Shareholders.

                                 OTHER BUSINESS

    The Annual Meeting is called for the purposes set forth in the Notice. The Board does not know of any matter for action by shareholders at such meeting other than the matters described in the Notice. To be properly brought before the Annual Meeting, the matter must be an appropriate subject for shareholder consideration, timely notice thereof must be given in writing to the Corporate Secretary, and other applicable requirements must be met. In general, such notice is timely if it is delivered to the Corporate Secretary at the principal executive offices of the Corporation not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. Alternative notice deadlines apply if the date of the annual meeting differs by more than 30 days from the date of the previous year's annual meeting. The Bylaws specify the information to be included in the shareholder's notice. An interested shareholder can obtain a complete copy of the Bylaw provisions by making a written request therefor to the Corporate Secretary. The enclosed proxy will confer discretionary authority with respect to matters which are not known at the date of printing hereof but which may properly come before the Annual Meeting. It is the intention of the persons named in the proxy to vote in accordance with their best judgment on any such matter.

                                          By Order of the Board of Directors,
                                          JANICE H. WAY, Corporate Secretary

                               PRELIMINARY COPY
                               ----------------
P R O X Y
                           THOMAS & BETTS CORPORATION
                 (Solicited on Behalf of the Board of Directors)
                   Annual Meeting Of Shareholders--May 1, 1996

The undersigned hereby appoints T. KEVIN DUNNIGAN, FRED R. JONES and JERRY KRONENBERG as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Thomas & Betts Corporation held by the undersigned on March 8, 1996, at the Annual Meeting of Shareholders to be held on May 1, 1996, or any adjournment thereof.





Nominees for election as directors:           Change of Address Only:

R.B. Carey, Jr., E.H. Drew, T.K. Dunnigan,    --------------------------
J.K. Hauswald, T.W. Jones, R.A. Kenkel,       --------------------------
K.R. Masterson, C.R. Moore,                   --------------------------
J.D. Parkinson, J.-P. Richard, I.M. Ross,     --------------------------
and W.H. Waltrip.                             (If you have written in the
                                              above space, please mark the
                                              corresponding box on the reverse
                                              side of this card)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.
                                                        --------------
                                                        |SEE REVERSE  |
                                                        |    SIDE     |
                                                        --------------

         ______
        |      |   Please mark your
        |   X  |   votes as in this
        |      |   example.
         ------
     This Proxy when properly executed will be voted as specified herein, but if no direction is given, this Proxy will be voted FOR proposals 1, 2 and 3.

       The Board of Directors recommends a vote FOR proposals 1, 2 and 3.


1.   Election of Directors   FOR        WITHHELD
     (see reverse)         ______        ______
                          |      |      |      |
                          |      |      |      |
                          |      |      |      |
                           ------        ------

     For, except vote withheld from the following nominee(s)


--------------------------------------------------------------


2.   Approval of Reincorporation in Tennessee.

     FOR        AGAINST       ABSTAIN
   ______       ______        ______
  |      |     |      |      |      |
  |      |     |      |      |      |
  |      |     |      |      |      |
   ------       ------        ------

3. Ratification of appointment of KPMG Peat Marwick LLP as independent public accountants.

     FOR        AGAINST       ABSTAIN
   ______       ______        ______
  |      |     |      |      |      |
  |      |     |      |      |      |
  |      |     |      |      |      |
   ------       ------        ------

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


Check this    ______
box to note  |      |
change of    |      |
address      |      |
              ------

NOTE: Please sign exactly as your name appears on this Proxy. Joint owners should each sign personally. When signing as attorney, executor, administrator, guardian, custodian, or corporate official, sign name and title.




------------------------------------------------------------------------------




------------------------------------------------------------------------------
SIGNATURE(S)                                                        DATE

                                EXHIBIT INDEX


EXHIBIT            DESCRIPTION
-------            -----------


99.1               Agreement and Plan of Merger

99.2               Charter of Thomas & Betts Tennessee, Inc.